Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Reports Higher Earnings for Fiscal 2009

FOR IMMEDIATE RELEASE

Cincinnati, OH—July 27, 2009, Frisch’s Restaurants, Inc. (NYSE Amex: FRS) reported sales of $297,860,951 for the fiscal year ended June 2, 2009. Revenues declined $1,701,395, or 0.6%. The prior year included sales of $5,760,624 in a 53rd week. Net earnings for the year rose 80.3% to $10,720,855 compared to $5,946,211 last year. However, diluted earnings per share increased to $2.08 per share, from $1.14 per share last year. 2008 included a non-cash, pretax impairment charge of $4,660,093. Without the impairment charge, diluted earnings per share would have been $1.75 per share.

For the fourth quarter of fiscal 2009, revenue declined 4.0% to $71,201,746 from $74,204,098 (including the extra week’s sales) for the fourth quarter of last year. The Company reported net earnings of $2,920,254 compared to a net loss of $737,666 in last year’s fourth quarter. Earnings per share were $.56 compared to a loss per share of -$.14 last year. However, excluding the impairment charge, but including the impact of the extra week, diluted earnings per share would have been $.48 for the quarter.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants rose 1.5%, marking the twelfth consecutive year of same store sales increases, a record of which we are very proud. For the fourth quarter, Big Boy same store sales rose 4.6%.”

Maier added, “For the first time in five years, our Golden Corral restaurants posted a same store sales increase, rising 1.0% during the year. Sales improved 2.3% in each of the last two quarters of the year.”

The year began with higher food cost in both Big Boy and Golden Corral operations, but in the second half of the year, the cost of food began to moderate. Higher sales, in part aided by favorable winter weather, combined with lower food cost and a reduction in payroll hours, produced very strong earnings in the second half of the year.

During the year, the Company re-built an older unit and opened two new Big Boy restaurants. As of June 2, 2009, Frisch’s operated 35 Golden Corral restaurants and 88 company-owned Big Boy restaurants, and there were an additional 26 franchised Big Boy restaurants operated by licensees.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share data)

	Year ended		(unaudited) Quarter ended
	June 2, 2009	June 3, 2008	June 2, 2009	June 3, 2008
Sales	$297,861	$299,562	$71,202	$74,204

Cost of sales
Food and paper	105,860	106,896	24,383	27,003
Payroll and related	97,678	98,347	23,415	24,080
Other operating costs	66,083	66,383	15,657	16,395

	269,621	271,626	63,455	67,478

Gross profit	28,240	27,936	7,747	6,726

Administrative and advertising	14,638	14,131	3,701	3,088
Franchise fees and other revenue	(1,282)	(1,278)	(312)	(310)
Gains on sale of assets	(1,163)	(524)	(47)	—
Litigation settlement	(890)	—	—	—
Impairment of long-lived assets	—	4,660	—	4,660

Operating profit (loss)	16,937	10,947	4,405	(712)

Interest expense	2,000	2,359	455	528

Earnings (loss) before income tax	14,937	8,588	3,950	(1,240)

Income taxes	4,216	2,642	1,030	(502)

NET EARNINGS (LOSS)	$10,721	$5,946	$2,920	$(738)

Earnings (loss) per share (EPS) of common stock:

Basic net earnings (loss) per share	$2.10	$1.16	$.57	($.14)

Diluted net earnings (loss) per share	$2.08	$1.14	$.56	($.14)

Diluted average shares outstanding	5,164	5,228	5,177	5,204

Depreciation included above	$13,691	$14,015	$3,216	$3,250

Opening expense included above	$585	$637	$10	$29

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	June 2, 2009	June 3, 2008
Assets
Current assets
Cash and equivalents	$899	$801
Receivables	1,549	1,448
Inventories	6,531	5,648
Other current assets	2,480	2,797

	11,459	10,694
Property and equipment	157,638	153,839

Other assets
Goodwill & other intangible assets	1,548	1,633
Property held for sale and land investments	3,218	3,870
Deferred income taxes and other	3,113	2,024

	7,879	7,527

	$176,976	$172,060

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$8,038	$10,281
Accrued expenses	11,555	10,675
Other	8,418	9,880

	28,011	30,836

Long-term obligations
Long-term debt	21,962	24,217
Other long-term obligations	12,626	6,292

	34,588	30,509

Shareholders’ equity	114,377	110,715

	$176,976	$172,060